                                                                    Exhibit 10.8

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE TRANSFERRED ABSENT SUCH REGISTRATION OR DELIVERY OF A LEGAL OPINION, IN FORM AND SUBSTANCE SATISFACTORY TO NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

                                 PROMISSORY NOTE

$1,649,000                                                      July 1, 1998
                                                              Sparks, Nevada

    FOR VALUE RECEIVED, the undersigned, NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION, a Nevada corporation (hereinafter referred to as "Maker"), hereby promises to pay to ADVANCED PHYSICIAN BILLING INC., a Florida corporation (hereinafter referred to as "Holder"), at 33173 S.W. 87th Avenue, Suite 200, Miami, Florida 33173 or at such other address as Holder may from time to time hereafter direct in writing, in legal tender of the United States of America, the principal sum of ONE MILLION SIX HUNDRED FORTY-NINE THOUSAND AND NO/100THS U.S. DOLLARS ($1,649,000.00), subject to the adjustments on the Maturity Date as defined below and consistent.]with the examples set forth in Exhibit "A" attached hereto, together with simple interest on the unpaid balance of such principal amount at the rate of seven percent (7%) per annum from the date hereof until the unpaid principal balance shall have been paid in full.

    Interest shall be computed on a 365 day year simple interest basis. Payments of interest only shall be due and payable quarterly in arrears on the first day of September, 1998 and on the first day of each succeeding December, March, June and September.

    If not sooner paid, the outstanding principal amount of this Note and all accrued interest owing shall be paid in full on July 1, 2003 (the "Maturity Date").

    This Note shall terminate in accordance with the terms of that certain Buy-Back Agreement entered into by Maker as of the even date hereof, in the event that the Holder elects to exercise its buyback rights thereunder.

    On the Maturity Date, the principal indebtedness hereunder and the principal payment otherwise due at such time shall be

         (A) increased by an amount equal to SIXTY PERCENT (60%) of the positive difference, if any, between (i) the greater of (a) the average annual Net Income (as defined below) of the Maker attributable to its facilities located at 7315 S.W. 87th Avenue, Suite 200, Miami, Florida 33173 (the "Miami Office") during the period beginning on the even date of this Note and ending on the Maturity Date or (b) the


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


              Net Income of the Maker attributable to the Miami Office during the twelve-month period preceding the Maturity Date, in either case minus (ii) $718,228.00; provided, however, that such formula shall include (b) only in the event that (a) is greater than $718,228.00;

         (B) reduced by an amount equal to the product of (i) the positive difference; if any, between (a) $718,228.00, minus (b) the average annual Net Income of the Maker attributable to the Miami Office during the period beginning on the even date of this Note and ending on the Maturity Date, times (ii) the ratio of $1,724',000 over $1,649,000, i.e., 1.045482, to gross up the reduction amount by the non- Note consideration delivered to Holder in connection with the acquisition of the Miami Office business by Maker from Holder; and

         (c) reduced by an amount equal to the indebtedness of Holder to Maker pursuant to that certain Promissory Note dated as of the even date hereof in the face amount of $400,000 the "Seller Promissory Note"), provided that the Seller. Promissory Note shall be cancelled and deemed satisfied upon payment in full of this Note (taking into account this reduction).

    For purposes of this Note, the term "Net Income" shall mean the amount be computed in accordance with generally accepted principles using the accrual method of accounting and equal to net revenues of NMFS attributable to the Miami Office for the period in question, less: (a) all direct operating expenses of NMFS for the period in question, including but not limited to, all employees' salaries, compensation and benefits (other than to Jorge Perez, Sr., Jorge Perez, Jr., and Ricardo Perez), rent, office supplies,' payroll taxes, health insurance, general liability insurance, telephones, computers, repairs and maintenance, Expense Allowances pursuant to Section 3.6 of the Employment Agreements dated the even date hereof between Jorge Perez, Sr., Jorge Perez, Jr., and Ricardo Perez and the Maker, equipment rental and leases; (b) depreciation and amortization over a 5-year period of leasehold improvements, equipment, other fixed assets and intangibles purchased by the Maker and used at the Miami Office after the date of this Note; (c) interest costs associated with the acquisition of fixed assets and intangibles acquired by the Maker and used at the Miami Office after the date of this Note; and (d) an allowance of four percent (4%) of net revenues for corporate overhead/management services.

The term "net revenues", for purposes of the above calculation, means gross revenues, minus contractual adjustments and uncollectible accounts, computed on ah accrual basis in accordance with generally accepted accounting principles consistently applied.

    In addition, the principal indebtedness hereunder and the principal payment due and payable on the Maturity Date shall be further decreased by the amount of interest paid since the even date of this Note on the amount of any (A) adjustment, if any, of principal indebtedness, as determined pursuant to the preceding paragraph.

    If the (B) adjustment is in excess of the remaining payment otherwise due on the Maturity Date, Holder agrees to pay the amount of such excess to the Maker on the Maturity Date.

    Maker has set off rights with respect to this Note, as more particularly set forth in that certain Asset Purchase Agreement dated as of the even date hereof, by and among Maker, Holder, Jorge Perez, Sr. and Jorge Perez, Jr.

    In the event this Note, or any part thereof, is collected by or through an attorney-at-law, Maker agrees to pay all costs of collection including, but not limited to, reasonable attorneys' fees.

    Maker's failure to pay in full any amount of principal or interest due under this Note, which is not cured within ten (10) days after receipt by Maker of notice of such default, shall constitute an event of default hereunder. Upon the occurrence of any such event of default, the entire unpaid principal balance hereof and all interest owed thereon and due hereunder shall, at the option of the Holder, and upon notice to or demand upon Maker (all of which notices and demands Maker hereby expressly waives), become immediately due and payable.

    TIME IS OF THE ESSENCE OF THIS NOTE. MAKER HEREBY WAIVES PRESENTMENT FOR PAYMENT, PROTEST, NOTICE OF PROTEST, NOTICE OF DISHONOR AND OF NONPAYMENT HEREOF, NOTICE OF ACCELERATION AND DILIGENCE IN COLLECTION.

    No extension of the time for the payment of this Note or any part thereof, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker of this Note, either in whole or 'in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification is sought.

    In no event, whether by acceleration of the maturity of the indebtedness evidenced hereby or otherwise shall the amount of interest due or payable hereunder exceed the maximum rate of interest that may be paid by Maker under applicable law; and, in the event of any such payment inadvertently paid by Maker or inadvertently received by Holder, such excess sum shall be, at Maker's option, returned to Maker forthwith or credited as a payment of principal, but shall not be applied to the payments of interest. It is the intent hereof that Maker not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Maker under applicable law.

    Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy. Holder, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Maker or any other property or indebtedness due or to become due to Maker. Maker agrees that Holder shall have no responsibility for the protection or preservation of the value of, and may at any time release, surrender, substitute or exchange, any collateral securing this Note.

    The word "Maker" as used herein shall include transferees, successors and assigns of Maker, and all rights of Holder hereunder shall inure to the benefit of its transferees, successors and assigns. All obligations of Maker shall bind its successors and assigns. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

    IN WITNESS WHEREOF, Maker has signed, sealed and delivered this Note on the day and year first written above.


                           NATIONAL MEDICAL FINANCIAL
                           SERVICES CORPORATION, a Nevada
                           corporation

                           By: /s/ Douglas R. Colkitt, M.D.
                              -----------------------------
                               Title: CEO
                                     ----------------------

Agreed and accepted:

ADVANCED PHYSICIAN BILLING INC.,
a Florida Corporation


By: /s/Jorge Perez, Sr.
   -----------------------------
   Jorge Perez, Sr.
   President

/s/ Jorge Perez, Sr.
--------------------------------
JORGE PEREZ, SR.


/s/ Jorge Perez, Jr.
--------------------------------
JORGE PEREZ, JR.




Date July 1, 1998

                                   EXHIBIT "A"

                                 EXAMPLES OF THE

                  COMPUTATION OF (A), (B), AND (C) ADJUSTMENTS


                                              Example                    Example                    Example
                                                #1                         #2                         #3
                                              -------                    -------                    -------
Net Income:

07/01/98-06/30/99                           $ 1,000,000                $  700,000                $  700,000
07/01/99-06/30/00                             1,500,000                 1,000,000                   725,000
07/01/00-06/30/01                             2,000,000                 1,500,000                   700,000
07/01/01-06/30/01                             2,500,000                 2,000,000                   725,000
07/01/02-06/30/03                             3,000,000                 1,000,000                   725,000
                                            -----------                ----------                ----------

Total Net Income:                           $10,000,000                $6,200,000                $3,575,000

Average Annual Net Income                   $ 2,000,000                $1,240,000                $  715,000

Maturity Date Payment:

         Note Face Amount                   $ 1,649,000                $1,649,000                $1,649,000

plus
         (A) Adjustment                      +1,369,000(1)               +313,063(2)                     +0

minus
         (B) Adjustment(3)                            0                         0                    -4,555

minus
         (C) Adjustment(4)                     -561,021                  -561,021                  -561,021

Maturity Date
         Principal Payment                  $ 2,457,042                $1,401,042                $1,083,424



----------
1   Formula (A)(i)(b): Since average annual Net Income during the term of the
    Note is in excess of $718,228 and formula (A)(i)(b) is greater than formula
    (A)(i)(a), 60% of excess of Net Income during the twelve months preceding the Maturity Date (83,000,000) over $718,228.
2 Formula (A)(i)(a): $60% of excess of average annual Net Income during term of the Note ($1,240,000) over $718,228.
3 Shortfall between $718,228 and average annual Net Income during term of Note ($715,000) times 1.04548, plus 7% p.a. simple interest.
4   $400,000, plus 7% p.a. interest, compounded annually.



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